EXHIBIT (c)(2)

                                              EXECUTION COPY





                    STOCKHOLDER AGREEMENT dated as of
               January 30, 1996, among INTERNATIONAL
               BUSINESS MACHINES CORPORATION, a New York corporation ("Parent"), TOPAZ ACQUISITION
               CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the other parties signatory hereto (each, a "Stockholder").


          WHEREAS each Stockholder desires that Tivoli
Systems Inc., a Delaware corporation (the "Company"), Parent and Sub enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Sub with and into the Company (the "Merger"); and

          WHEREAS each Stockholder is executing this Agreement as an inducement to Parent to enter into and execute, and to cause Sub to enter into and execute, the Merger Agreement.


          NOW, THEREFORE, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

          SECTION 1.  Representations and Warranties.  Each
                      ------------------------------
Stockholder severally, and not jointly, represents and warrants to Parent and Sub as follows:

          (a) Such Stockholder is the record and beneficial owner of the number of shares of Common Stock, par value $0.01 per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name in Schedule A hereto (as may be adjusted from time to time pursuant to Section 5, such Stockholder's "Shares"). Except for such Stockholder's Shares and any other shares of Company Common Stock subject hereto, such Stockholder is not the record or beneficial owner of any shares of Company Common Stock.

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                                                           2





          (b) This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or bound or to which such Stockholder's Shares are subject. To the best of such Stockholder's knowledge, consummation by such Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or such Stockholder's Shares, except for any necessary filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or state takeover laws.

          (c)  Such Stockholder's Shares and the
     certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

          (d)  No broker, investment banker, financial
     adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission from Parent, Sub or the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

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                                                           3





          (e) Such Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Such Stockholder acknowledges that the irrevocable proxy set forth in Section 4 is granted in consideration for the execution and delivery of the Merger Agreement by Parent and Sub.

          SECTION 2.  Purchase and Sale of Shares.
                      ---------------------------
(a) Each Stockholder hereby severally agrees that it shall tender its Shares into the Offer and that it shall not withdraw any Shares so tendered (it being understood that the obligation contained in this sentence is unconditional). In addition, each Stockholder hereby severally agrees to sell to Sub, and Sub hereby agrees to purchase, all such Stockholder's Shares at a price per Share equal to $47.50, or such higher price per Share as may be offered by Sub in the Offer, provided that (i) such obligation to purchase is subject to Sub having accepted Shares for payment under the Offer and the Minimum Condition (as defined in Exhibit A to the Merger Agreement) having been satisfied, which conditions may be waived by Sub in its sole discretion, and (ii) such obligation to sell is subject to the Minimum Condition having been satisfied or a Takeover Proposal having been made.

          (b) Subject to the satisfaction or waiver of the requirements of the second sentence in paragraph (a) above,
(i) if a Takeover Proposal shall have been made and the Minimum Condition shall not have been satisfied, Shares shall be purchased within three business days of the delivery by Sub to the Stockholder of notice of Sub's intention to so purchase such Stockholder's Shares, or
(ii) if Sub shall have accepted Shares for payment under the Offer and the Minimum Condition shall have been satisfied, Shares shall be purchased under the Offer.

          SECTION 3.  Covenants.  Each Stockholder
                      ---------
severally, and not jointly, agrees with, and covenants to, Parent and Sub as follows:

          (a) Such Stockholder shall not, except as contem-plated by the terms of this Agreement, (i) transfer
     (which term shall include, without limitation, for the

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     purposes of this Agreement, any sale, gift, pledge or
     other disposition), or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein,
     (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

          (b) Subject to Section 8, such Stockholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of such Stockholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, attorney or other adviser or representative of such Stockholder, whether or not such person is purporting to act on behalf of such Stockholder or otherwise, shall be deemed to be a violation of this Section 3(b) by such Stockholder.

          SECTION 4.  Grant of Irrevocable Proxy; Appoint-
                      ------------------------------------
ment of Proxy.  (a)  Each Stockholder hereby irrevocably
-------------
grants to, and appoints, Parent and Lee A. Dayton, Donald D. Westfall and Archie W. Colburn, and any other individual who shall hereafter be designated by Parent, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such

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Stockholder, to vote such Stockholder's Shares, or grant a
consent or approval in respect of such Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Amended and Restated Certificate of Incorporation or By-laws or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i) or (ii) above, a "Competing Transaction").

          (b) Such Stockholder represents that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

          (c) Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the "DGCL").

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          SECTION 5.  Certain Events.  Each Stockholder
                      --------------
agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other securities or rights of the Company by any Stockholder, the number of Shares listed on Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other securities or rights of the Company issued to or acquired by such Stockholder.

          SECTION 6.  Stop Transfer; Legend.  The Company
                      ----------------------
agrees with, and covenants to, Parent that the Company shall not register the transfer of any certificate representing any Stockholder's Shares, unless such transfer is made to Parent or Sub or otherwise in compliance with this Agreement. Each Stockholder agrees that such Stockholder will tender to the Company, within five business days after the date hereof, any and all certificates representing such Stockholder's Shares and the Company will inscribe upon such certificates the following legend: "The shares of Common Stock, par value $0.01 per share, of Tivoli Systems Inc. represented by this certificate are subject to a Stockholder Agreement dated as of January 30, 1996, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of Tivoli Systems Inc."

          SECTION 7.  Voidability.  If prior to the
                      -----------
execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action the acquisition of Company
Common Stock by Parent and Sub and the other transactions contemplated by this Agreement and the Merger Agreement, so that by the execution and delivery hereof Parent or Sub

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would become, or could reasonably be expected to become, an
"interested stockholder" with whom the Company would be prevented for any period pursuant to Section 203 of the DGCL from engaging in any "business combination" (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

          SECTION 8.  Stockholder Capacity.  No person
                      --------------------
executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

          SECTION 9.  Further Assurances.  Each Stockholder
                      ------------------
shall, upon request of Parent or Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Sub to be necessary or desirable to carry out the provisions hereof and to vest the power to vote such Stockholder's Shares as contemplated by
Section 4 in Parent and the other irrevocable proxies described therein.

          SECTION 10.  Termination.  This Agreement, and all
                       -----------
rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which the Merger Agreement is terminated in accordance with its terms either (i) by Parent or Sub or (ii) by mutual written consent of Parent, Sub and the Company or (b) the date that Parent or Sub shall have purchased and paid for the Shares of each Stockholder pursuant to Section 2.

          SECTION 11.  Public Announcements.  Each
                       ---------------------
Stockholder will consult with Parent before issuing, and provide Parent with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

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          SECTION 12.  Miscellaneous.  (a)  Capitalized
                       -------------
terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

          (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(i) if to Parent or Sub, to the address set forth in
Section 10.02 of the Merger Agreement; and (ii) if to a Stockholder, to the address set forth on Schedule A hereto, or such other address as may be specified in writing by such Stockholder.

          (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective (even without the signature of any other Stockholder) as to any Stockholder when one or more counterparts have been signed by each of Parent, Sub and such Stockholder and delivered to Parent, Sub and such Stockholder.

          (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent.
Any assignment in violation of the foregoing shall be void.

          (h)  If any term, provision, covenant or
restriction herein, or the application thereof to any

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circumstance, shall, to any event, be held by a court of
competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

          (i) Each Stockholder agrees that irreparable damage would occur and that Parent and Sub would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Sub shall be entitled to an injunction or injunctions to prevent breaches by any Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which Parent and Sub are entitled at law or in equity. In addition, each of the parties hereto
(i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court located in the State of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this

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Agreement, or any transaction or conduct in connection
herewith.

          (j)  No amendment, modification or waiver in
respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

          IN WITNESS WHEREOF, Parent, Sub and the Stock-holders have caused this Agreement to be duly executed and delivered as of the date first written above.


                              INTERNATIONAL BUSINESS
                              MACHINES CORPORATION,


                                by  /s/ John E. Hickey
                                  --------------------------
                                  Name: John E. Hickey
                                  Title:


                              TOPAZ ACQUISITION CORP.,


                                by  /s/ Lee A. Dayton
                                  --------------------------
                                  Name: Lee A. Dayton
                                  Title:

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                                                          11





                              /s/ Eric L. Jones
                              ------------------------------
                                Eric L. Jones




                              /s/ Bernard J. Lacroute
                              ------------------------------
                                Bernard J. Lacroute




                              /s/ Timothy A. Barrows
                              ------------------------------
                                Timothy A. Barrows




                              /s/ William P. Wood
                              ------------------------------
                                William P. Wood




                              /s/ Promod Haque
                              ------------------------------
                                Promod Haque




                              /s/ Franklin H. Moss
                              ------------------------------
                                Franklin H. Moss




                              /s/ William G. Bock
                              ------------------------------
                                William G. Bock




                              /s/ James R. Offerdahl
                              ------------------------------
                                James R. Offerdahl






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                                                          12



                              /s/ Alexander S. Kuli
                              ------------------------------
                                Alexander S. Kuli





                              /s/ Chris A. Grafft
                              ------------------------------
                                Chris A. Grafft


ACKNOWLEDGED AND AGREED
TO AS TO SECTION 6:


TIVOLI SYSTEMS INC.,

by /s/ Franklin H. Moss
  _________________________
  Name:  Franklin H. Moss
  Title:

                         Schedule A




                                         Number of
                                         ---------
                                          Shares
                                          ------
      Stockholder (including address)      Owned
      -------------------------------      -----
    Eric L. Jones                         87,041
    Tivoli Systems Inc.
    9442 Capital of Texas Hwy. North
    Arboretum Plaza One, Suite 500
    Austin, TX 78759

    Bernard J. LaCroute                        0
    Kleiner Perkins Caulfield & Byers
    2750 Sand Hill Road
    Menlo Park, CA 94025

    Timothy A. Barrows(1)                 25,644
    Matrix Partners
    One International Place, Suite 3250
    Boston, MA 02110

    William P. Wood (1)                   65,507
    Austin Ventures
    114 West 7th St., Suite 1300
    Austin, TX 78701

    Promod Haque                               0
    Norwest Ventures
    222 S. Ninth Street
    Minneapolis, MN 55402

    Franklin H. Moss                      93,900
    Tivoli Systems Inc.
    9442 Capital of Texas Hwy. North
    Arboretum Plaza One, Suite 500
    Austin, TX 78759

    William G. Bock                       14,500
    Tivoli Systems Inc.
    9442 Capital of Texas Hwy. North
    Arboretum Plaza One, Suite 500
    Austin, TX 78759

    James R. Offerdahl                    71,500
    Tivoli Systems Inc.
    9442 Capital of Texas Hwy. North
    Arboretum Plaza One, Suite 500
    Austin, TX 78759

--------------------
    (1) Mr. Barrows and Mr. Wood may donate after acquired Shares to charitable organizations.

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                                         Number of
                                         ---------
                                          Shares
                                          ------
      Stockholder (including address)      Owned
      -------------------------------      -----
    Alexander S. Kuli                     157,349
    Tivoli Systems Inc.
    9442 Capital of Texas Hwy. North
    Arboretum Plaza One, Suite 500
    Austin, TX 78759

    Chris A. Grafft                        15,000
    Tivoli Systems Inc.
    9442 Capital of Texas Hwy. North
    Arboretum Plaza One, Suite 500
    Austin, TX 78759